UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2014 (July 30, 2014)

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35975	27-1650905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 North Arlington Heights Rd. Itasca, IL	60143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

630-647-1400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 30, 2014, Gogo Intermediate Holdings LLC (“GIH”), Aircell Business Aviation Services LLC (“ABAS”), Gogo LLC (together with GIH and ABAS, the “Borrowers”), the lenders party thereto, and Morgan Stanley Senior Funding, Inc. (the “Administrative Agent”) entered into an Amendment and Restatement Agreement (the “Amendment”) to the credit agreement governing our existing Senior Term Facility, dated as of June 21, 2012 (as amended by the First Amendment to Credit Agreement, dated as of April 4, 2013, the “Existing Senior Term Facility”), among the Borrowers, the lenders from time to time party thereto, and the Administrative Agent. We refer to our existing Senior Term Facility, as so amended and restated, as the “Amended and Restated Senior Term Facility.”

Prior to the Amendment, certain lenders (the “Tranche B-1 Lenders”) made certain loans and other extensions of credit to the Borrowers (the “Tranche B-1 Loans”) under the Existing Senior Term Facility, in an aggregate principal amount of $248.0 million. Pursuant to the Amendment, we borrowed an aggregate principal amount of $75.0 million of term loans (the “Tranche B-2 Loans” and, together with the Tranche B-1 Loans, the “Loans”) under a new tranche of term loans made available by the several banks, other financial institutions or entities named in the Amendment (the “Tranche B-2 Lenders” and, together with the Tranche B-1 Lenders, the “Lenders”). We received net cash proceeds from the Tranche B-2 Loans of $72.6 million following the payment of debt issuance fees of $2.4 million. We are using the proceeds from the Tranche B-2 Loans for general corporate purposes. Following the Amendment, $75.0 million of Tranche B-2 Loans and approximately $237.7 million of Tranche B-1 Loans were outstanding under the Amended and Restated Senior Term Facility.

The Tranche B-2 Loans mature on March 21, 2018. In addition to providing for the new Tranche B-2 Loans, the Amendment, among other things, extended the maturity of the Tranche B-1 Loans by nine months, to March 21, 2018. The Loans amortize in quarterly installments (not exceeding two and one-half percent of the original aggregate principal amount thereof per annum) until the maturity date. Under the Amended and Restated Senior Term Facility, principal payments of $1.6 million, to repay Tranche B-1 Loans, and $187,500, to repay Tranche B-2 Loans, are due on the last day of each calendar quarter through December 31, 2017, with the remaining unpaid principal amount of the Loans due and payable at maturity on March, 21, 2018.

The interest rates applicable to the Tranche B-2 Loans under the Amended and Restated Senior Term Facility will be based on a fluctuating rate of interest measured by reference to either, at ABAS’ option, (i) a London inter-bank offered rate adjusted for statutory reserve requirements (“LIBOR”) (subject to a 1.00% floor) plus an applicable margin of 6.50% per annum, or (ii) an alternate base rate (“Base Rate”) (subject to a 2.00% floor) plus an applicable margin of 5.50% per annum. The interest rates applicable to the Tranche B-1 Loans under the Amended and Restated Senior Term Facility, which remain unchanged from the interest rates applicable under the Existing Senior Term Facility, are based on a fluctuating rate of interest measured by reference to either, at ABAS’ option, (i) LIBOR (subject to a 1.50% floor) plus an applicable margin of 9.75% per annum, or (ii) Base Rate (subject to a 2.50% floor) plus an applicable margin of 8.75% per annum. We will pay customary fees in respect of the Amended and Restated Senior Term Facility.

The Tranche B-2 Loans will be secured by the same collateral and guaranteed by the same guarantors as the Tranche B-1 Loans under the Amended and Restated Senior Term Facility. The call premiums, mandatory prepayments, covenants, events of default and other terms applicable to the Tranche B-2 Loans are also generally the same as the corresponding terms applicable to the Tranche B-1 Loans under the Amended and Restated Senior Term Facility.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.9.4 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above under Item 1.01 with respect to the Amended and Restated Senior Term Facility is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.9.4	Amendment and Restatement Agreement, dated July 30, 2014, among Gogo Intermediate Holdings LLC, Aircell Business Aviation Services LLC and Gogo LLC, as Borrowers, the several lenders from time to time parties thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOGO INC.

By:	/s/ Norman Smagley
Norman Smagley
Executive Vice President and Chief Financial Officer

Date: August 1, 2014